Pricing Sheet dated May 25, 2010 relating to

Offering Summary No. 2010-MTNDD556 dated May 18, 2010

and Preliminary Pricing Supplement No. 2010-MTNDD556,

subject to completion, dated May 18, 2010

Registration Statements Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

INTEREST RATE STRUCTURED INVESTMENTS

Senior Floating Rate Notes Due May 28, 2020

Based on the 10-Year Constant Maturity Swap Rate

PRICING TERMS – May 25, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$5,213,000
Pricing date:	May 25, 2010
Original issue date:	May 28, 2010
Maturity date:	May 28, 2020
Interest accrual date:	May 28, 2010 (the original issue date)
Principal protection:	100%, subject to the credit risk of Citigroup Inc.
Reference rate:	The 10-Year Constant Maturity Swap Rate (“10CMS”). See “Additional Provisions”
Interest rate:

Reference rate plus a spread of 0.15%; subject to the maximum interest rate and the minimum interest rate

For purposes of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) U.S. government securities business days prior to the related interest reset date (each an “interest determination date”).

Interest payment period:	Quarterly.
Interest reset date:	The 28th of each February, May, August and November, beginning on May 28, 2010, the original issue date.
Interest payment dates:	The 28th of each February, May, August and November, beginning on August 28, 2010; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on a succeeding business day
Day-count convention:	30/360
Maximum interest rate:	10% per annum ($25.00 per note per interest payment period)
Minimum interest rate:	0% per annum ($0 per note per interest payment period)
CUSIP:	17308CPP5
ISIN:	US17308CPP58
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest”

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to the issuer
Per note	100%	2.25%	97.75%
Total	$5,213,000	$117,292.50	$5,095,707.50

(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of 2.25% for each note they sell. See “Fees and selling concessions” on page 4 and “Supplemental information regarding plan of distribution; conflicts of interest” on page 6.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRELIMINARY PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on May  18, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510123109/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-157386) and other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.